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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
              REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.

                        Commission File Number 000-23780

                               MediaX Corporation
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             (Exact name of registrant as specified in its charter)

    4695 MacArthur Court, Suite 1430, Newport Beach, CA 92660 (949) 475-9086
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          $.0001 par value common stock
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(i)  [ ]
         Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                            Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:
73


Pursuant to the requirements of the Securities Exchange Act of 1934 MediaX Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                           MediaX Corporation,
                                           a Nevada corporation



                                          By: /s/ Richard O. Weed
                                              ------------------------
                                          Name: Richard O. Weed
                                          Title: Counsel
                                          Date: August 31, 2005